Exhibit 99.1

FTD Companies, Inc. Announces Second Quarter 2015 Financial Results

Company Reports Second Quarter 2015 Consolidated Revenues of $365.8 Million

Company Reports Second Quarter 2015 Net Income of $17.8 Million, Adjusted Net Income of

$25.5 Million and Adjusted EBITDA of $47.5 Million

Company Updates 2015 Annual Guidance

DOWNERS GROVE, Ill. — August 5, 2015 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the second quarter and six months ended June 30, 2015.

“Our strong second quarter profitability reflects the improved operational and financial disciplines we have applied to our Provide Commerce segment in the six months since the closing of the acquisition,” said FTD President and Chief Executive Officer, Robert S. Apatoff. “We continue to make solid progress on our integration efforts as we execute against our strategic initiatives and focus on profitably growing our premier family of brands. We remain very excited about our future as we continue to focus on driving shareholder value.”

Second Quarter Results

Consolidated revenues were $365.8 million for the second quarter of 2015, compared to $168.1 million in the second quarter of 2014. The increase in consolidated revenues was largely due to the addition of the Provide Commerce segment, which the Company acquired on December 31, 2014, as well as an increase in revenues for each of the Consumer, Florist and International segments, excluding fluctuations in foreign currency. Changes in foreign currency exchange rates negatively impacted 2015 second quarter revenues by $3.3 million.

Net income was $17.8 million for the second quarter of 2015, compared to $4.7 million for the second quarter of 2014. Adjusted Net Income for the second quarter of 2015 was $25.5 million, compared to $11.3 million for the same period of the prior year. The increase in Adjusted Net Income was largely due to the addition of the Provide Commerce segment. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, and restructuring and other exit costs.

Adjusted EBITDA was $47.5 million, or 13.0% of consolidated revenues, for the second quarter of 2015, compared to $22.5 million, or 13.4% of consolidated revenues, for the second quarter of 2014. Adjusted EBITDA for the second quarter of 2015 includes a contribution of $26.1 million from the Provide Commerce segment. Note that as a result of the Company’s increased size after the acquisition of Provide Commerce, certain incremental corporate costs are being incurred in 2015 and are not allocated to the segments. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Six Month Results

Consolidated revenues were $733.6 million for the six months ended June 30, 2015, compared to $357.9 million in the six months ended June 30, 2014. The increase in consolidated revenues was largely due to the addition of the Provide Commerce segment, which the Company acquired on December 31, 2014, as well as an increase in revenues for each of the Consumer, Florist and International segments, excluding fluctuations in foreign currency. Changes in foreign currency exchange rates negatively impacted revenues by $8.6 million in the first six months of 2015.

Net income was $19.9 million for the six months ended June 30, 2015, compared to $14.3 million for the six months ended June 30, 2014. Adjusted Net Income was $42.0 million for the first six months of 2015, compared to $25.2 million for the same period of the prior year. The increase in Adjusted Net Income was largely due to the addition of the Provide Commerce segment.

Adjusted EBITDA was $80.8 million, or 11.0% of consolidated revenues, for the first six months of 2015, compared to $47.7 million, or 13.3% of consolidated revenues, for the same period of the prior year. Adjusted EBITDA for the first six months of 2015 includes a contribution of $35.0 million from the Provide Commerce segment. Note that as a result of the Company’s increased size after the acquisition of Provide Commerce, certain incremental corporate costs were incurred in the six months ended June 30, 2015 and are not allocated to the segments.

Segment Results

As a result of the acquisition of Provide Commerce, the Company’s operating and reportable segments changed to include a fourth segment, Provide Commerce. Accordingly, the Company’s reportable segments now consist of Consumer, Florist, International, and Provide Commerce. The Provide Commerce results of operations for the quarter and six months ended June 30, 2014 set forth below were derived from the pre-acquisition results of operations of Provide Commerce, as the Company’s acquisition of Provide Commerce was not completed until December 31, 2014. These pre-acquisition results of operations for Provide Commerce have been included for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the acquisition been completed on or prior to January 1, 2014.

Consumer Segment: Consumer segment revenues for the second quarter of 2015 increased 1.7% to $97.7 million, compared to $96.1 million in the second quarter of 2014. This increase was driven by a $1.19, or 1.8%, increase in average order value to $68.74. Consumer segment operating income was $10.9 million, or 11.1% of segment revenues, in the second quarter of 2015, compared to $10.6 million, or 11.0% of segment revenues, in the prior year quarter.

Consumer segment revenues for the first six months of 2015 increased 1.1% to $185.7 million, compared to $183.7 million in the first six months of 2014. This increase was driven by a $1.70, or 2.5%, increase in average order value to $69.97, partially offset by a 1.2% decrease in consumer orders. Consumer segment operating income was $18.4 million, or 9.9% of segment revenues, in the six months ended June 30, 2015, compared to $18.7 million or 10.2% of segment revenues, in the prior year period.

Florist Segment: Florist segment revenues for the second quarter of 2015 increased 3.5% to $43.2 million, compared to $41.7 million in the second quarter of 2014. This increase was primarily due to higher product revenues. Florist segment operating income was $12.1 million, consistent with the second quarter of 2014. Florist segment operating income was 28.1% of segment revenues in the second quarter of 2015, compared to 29.0% in the second quarter of 2014. Average revenues per member increased 7.9% to $3,456 for the second quarter of 2015, compared to $3,203 in the prior year quarter.

Florist segment revenues for the first six months of 2015 increased 1.5% to $89.2 million, compared to $87.8 million in the first six months of 2014. This increase was due to higher product revenues of $1.9 million, partially offset by a $0.6 million decrease in services revenues. Florist segment operating income was $26.3 million, or 29.4% of segment revenues, in the six months ended June 30, 2015, compared to $25.2 million, or 28.7% of segment revenues, in the prior year period. Average revenues per member increased 7.5% to $7,076 for the first six months of 2015, compared to $6,582 in the prior year period.

International Segment: International segment revenues for the second quarter of 2015 were $33.9 million, compared to $35.8 million in the second quarter of 2014. On a constant currency basis, International segment revenues increased 3.8%, or $1.4 million, driven by 1.8% growth in average order value to $51.64 as well as 0.7% growth in consumer orders in the International segment. International segment operating income was $3.8 million, or 11.3% of segment revenues, for the second quarter of 2015, compared to $3.5 million, or 9.9% of segment revenues, in the prior year quarter.

International segment revenues for the first six months of 2015 were $89.2 million, compared to $96.8 million in the first six months of 2014. On a constant currency basis, International segment revenues increased 0.9%, or $0.9 million. International segment operating income was $11.8 million, or 13.2% of segment revenues, for the six months ended June 30, 2015, compared to $11.6 million, or 11.9% of segment revenues, in the prior year period. Consumer orders in the International segment decreased 2.1% and average order value was $51.29 in the first six months of 2015, representing growth of 1.2% in constant currency compared to the prior year period.

Provide Commerce Segment: Provide Commerce segment revenues for the second quarter of 2015 decreased 11.8% to $196.5 million, compared to $222.8 million in the second quarter of 2014. This decrease was primarily driven by a 13.2% decrease in consumer order volume, partially offset by a $0.95, or 2.0%, increase in average order value to $48.63. The decline in revenues was primarily attributable to the ProFlowers business. Provide Commerce segment operating income was $26.1 million, or 13.3% of segment revenues, for the second quarter of 2015, compared to $14.0 million, or 6.3% of segment revenues, for the prior year quarter.

Provide Commerce segment revenues for the first six months of 2015 were $379.8 million, compared to $414.6 million in the first six months of 2014. This decrease was primarily driven by a 9.9% decrease in consumer order volume, partially offset by a $0.91, or 1.9%, increase in average order value to $49.64. A decline in revenues for the ProFlowers business was partially offset by growth in the Personal Creations business. Revenues in the Gourmet Foods business were consistent with the prior year period. Provide Commerce segment operating income was $35.0 million, or 9.2% of segment revenues, for the six months ended June 30, 2015, compared to $24.4 million, or 5.9% of segment revenues, for the prior year period.

Balance Sheet and Cash Flow Highlights

Cash flows from operating activities increased $8.2 million to $27.4 million for the six months ended June 30, 2015, compared to $19.2 million for the prior year period. Under the Company’s existing stock repurchase program, the Company has repurchased approximately 673,000 shares as of June 30, 2015 at an aggregate cost of $20 million. Of this total, approximately 342,000 shares were repurchased during the three months ended June 30, 2015 for an aggregate cost of $10 million. Cash and cash equivalents decreased $41.7 million to $53.9 million as of June 30, 2015, compared to $95.6 million as of December 31, 2014. Debt outstanding as of June 30, 2015 was $310 million, compared to $340 million as of December 31, 2014.

For the six months ended June 30, 2015, the Company generated Free Cash Flow of $30.6 million compared to $16.7 million for the prior year period. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Business Outlook

For the full year 2015, the Company updated its outlook. The Company now expects the following:

•                  Consolidated revenues to decline modestly, approximately 2% to 4%, compared to pro forma revenues of $1,270 million for 2014

•                  Consolidated Adjusted EBITDA margins expanding to approximately 9% to 10% of consolidated revenues

•                  Capital expenditures of approximately $25 million

•                  Amortization of intangible assets of approximately $60 million, stock-based compensation expense of approximately $15 million* and transaction-related costs between $7 and $10 million primarily related to the integration of Provide Commerce

* The stock based compensation expense reflects additional equity-based awards under consideration by the compensation committee of the board of directors as the company continues to evaluate and align its compensation structure.

Conference Call

The Company will be hosting a conference call today, August 5, 2015, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through August 19, 2015.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13615347.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and

Interflora® brands are supported by the iconic Mercury Man® logo, which is displayed in nearly 40,000 floral shops in approximately 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Cherry Moon Farms®, Flying Flowers, Flowers Direct, Drake Algar, SincerelyTM and Gifts.comTM. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce, Inc.; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s Annual Report for the year ended December 31, 2014 and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, specialty food, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from its www.ftd.com, www.proflowers.com, www.berries.com, www.personalcreations.com websites, associated mobile sites and applications, and the 1-800-SEND-FTD and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk, www.flyingflowers.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer and Provide Commerce segments, and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. The Adjusted EBITDA metric also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, and cash paid for restructuring and other exit costs. Beginning with the quarter ended March 31, 2015, when presenting the Free Cash Flow metric, the Company is no longer further adjusting to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable. The Company believes that these further adjustments no longer provide investors with meaningful information as such adjustments related to the Company’s former status as a wholly-owned subsidiary of United Online, Inc.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues:
Consumer segment	$97,652	$96,053	$185,722	$183,669
Florist segment	43,165	41,713	89,169	87,823
International segment	33,906	35,835	89,162	96,832
Provide Commerce segment	196,548	—	379,784	—
Intersegment eliminations	(5,470)	(5,507)	(10,255)	(10,377)
Total revenues	365,801	168,094	733,582	357,947

Operating expenses:
Cost of revenues	228,027	105,823	464,452	229,312
Sales and marketing	70,638	29,418	147,050	59,946
General and administrative	29,363	17,039	62,498	32,937
Amortization of intangible assets	15,336	4,429	30,737	8,841
Restructuring and other exit costs	2,244	287	4,412	287
Total operating expenses	345,608	156,996	709,149	331,323

Operating income	20,193	11,098	24,433	26,624
Interest expense, net	(2,359)	(1,243)	(4,667)	(2,481)
Other (expense) income, net	437	86	426	472

Income before income taxes	18,271	9,941	20,192	24,615
(Benefit) provision for income taxes	452	5,232	339	10,286

Net income	$17,819	$4,709	$19,853	$14,329

Earnings per common share:
Basic earnings per share	$0.61	$0.24	$0.67	$0.74
Diluted earnings per share	$0.61	$0.24	$0.67	$0.74

Average shares outstanding:
Basic	28,693	18,932	28,953	18,905
Diluted	28,728	18,970	29,004	18,950

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$53,879	$95,595
Accounts receivable, net	27,307	32,753
Inventories	24,310	28,342
Deferred tax assets, net	12,333	17,233
Property and equipment, net	67,333	63,607
Intangible assets, net	374,053	435,653
Goodwill	646,490	632,212
Other assets	50,108	47,218
Total assets	$1,255,813	$1,352,613

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$117,127	$161,584
Debt	310,000	340,000
Deferred tax liabilities, net	134,394	149,834
Other liabilities	25,299	35,982
Total liabilities	586,820	687,400
Total equity	668,993	665,213
Total liabilities and equity	$1,255,813	$1,352,613

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Cash flows from operating activities:
Net income	$17,819	$4,709	$19,853	$14,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,158	7,102	41,913	14,029
Impairment of fixed assets	1,282	—	1,282	—
Stock-based compensation	2,398	1,901	4,340	3,563
Provision for doubtful accounts receivable	624	485	909	843
Accretion of discounts and amortization of deferred financing and debt issue costs	340	193	680	386
Deferred taxes, net	537	(1,923)	(4,296)	(3,831)
Excess tax benefits from equity awards	50	(81)	(339)	(408)
Other, net	(24)	(3)	29	(9)
Changes in operating assets and liabilities, net of Acquisition-related purchase accounting adjustments:
Accounts receivable, net	10,059	7,260	5,620	(168)
Inventories	5,320	(127)	2,990	2,108
Other assets	3,121	(123)	7,446	1,007
Accounts payable and accrued liabilities	(40,812)	(13,457)	(40,687)	(18,189)
Income taxes payable or receivable	(12,146)	(1,841)	(9,567)	4,069
Other liabilities	(4,273)	(376)	(2,777)	1,505

Net cash provided by operating activities	5,453	3,719	27,396	19,234

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,930)	(1,641)	(7,532)	(3,139)
Cash paid for acquisitions, net of cash acquired	(9,935)	—	(9,935)	—

Net cash used for investing activities	(13,865)	(1,641)	(17,467)	(3,139)

Cash flows from financing activities:
Payments on long-term debt	(5,000)	—	(30,000)	—
Exercise of stock options and purchases from employee stock plans	478	312	485	312
Repurchases of common stock	(10,009)	(584)	(22,021)	(1,751)
Excess tax benefits from equity awards	(50)	81	339	408

Net cash used for financing activities	(14,581)	(191)	(51,197)	(1,031)

Effect of foreign exchange rate changes on cash and cash equivalents	482	282	(448)	269

Change in cash and cash equivalents	(22,511)	2,169	(41,716)	15,333

Cash and cash equivalents, beginning of period	76,390	61,326	95,595	48,162

Cash and cash equivalents, end of period	$53,879	$63,495	$53,879	$63,495

Supplemental cash flow information:

Cash paid for interest	$1,965	$4,845	$4,121	$2,352
Cash paid for income taxes, net	12,353	5,115	14,202	10,055
Cash paid for restructuring and other exit costs	3,437	258	3,455	362
Cash paid for legal settlements	2,282	35	2,282	35
Cash paid for transaction-related costs	1,879	176	4,997	176

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order values, average revenues per member and average currency exchange rates)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Consumer:
Segment revenues	$97,652	$96,053	$185,722	$183,669
Segment operating income (1)	$10,884	$10,588	$18,354	$18,678
Consumer orders (2)	1,343	1,342	2,511	2,541
Average order value (3)	$68.74	$67.55	$69.97	$68.27

Florist:
Segment revenues	$43,165	$41,713	$89,169	$87,823
Segment operating income (1)	$12,113	$12,078	$26,260	$25,246
Average revenues per member (4)	$3,456	$3,203	$7,076	$6,582

International:
Segment revenues (in USD)	$33,906	$35,835	$89,162	$96,832
Segment revenues (in GBP)	£22,096	£21,280	£58,613	£58,078
Segment operating income (in USD) (1)	$3,823	$3,533	$11,800	$11,567
Consumer orders (2)	539	535	1,426	1,456
Average order value (in USD) (3)	$51.64	$55.68	$51.29	$55.55
Average order value (in GBP) (3)	£33.66	£33.08	£33.73	£33.33
Average currency exchange rate: GBP to USD	1.53	1.68	1.52	1.67

		(see Note below)		(see Note below)
Provide Commerce:
Segment revenues	$196,548	$222,790	$379,784	$414,579
Segment operating income (1)	$26,074	$13,976	$34,986	$24,421
Consumer orders (2)	4,023	4,637	7,603	8,441
Average order value (3)	$48.63	$47.68	$49.64	$48.73

Note:  The results of operations for Provide Commerce for the quarter and six months ended June 30, 2014 set forth above were derived from the unaudited pre-acquisition results of operations of Provide Commerce. These pre-acquisition results of operations of Provide Commerce have been included herein for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the Acquisition been completed on or before January 1, 2014.

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Segment Operating Income (1) :
Consumer	$10,884	$10,588	$18,354	$18,678
Florist	12,113	12,078	26,260	25,246
International	3,823	3,533	11,800	11,567
Provide Commerce	26,074	—	34,986	—
Unallocated expenses	(11,543)	(7,999)	(25,054)	(14,838)
Depreciation and amortization	(21,158)	(7,102)	(41,913)	(14,029)
Operating income	20,193	11,098	24,433	26,624

Interest expense, net	(2,359)	(1,243)	(4,667)	(2,481)
Other (expense) income, net	437	86	426	472
Provision for income taxes	(452)	(5,232)	(339)	(10,286)
Net income (GAAP basis)	$17,819	$4,709	$19,853	$14,329

Net income (GAAP basis)	$17,819	$4,709	$19,853	$14,329
Interest expense, net	2,359	1,243	4,667	2,481
Provision for income taxes	452	5,232	339	10,286
Depreciation and amortization	21,158	7,102	41,913	14,029
Stock-based compensation	2,398	1,901	4,340	3,563
Transaction-related costs	1,075	1,749	5,230	1,749
Litigation and dispute settlement charges	—	292	—	1,022
Restructuring and other exit costs	2,244	287	4,412	287
Adjusted EBITDA (5)	$47,505	$22,515	$80,754	$47,746

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net cash provided by operating activities (GAAP basis)	$5,453	$3,719	$27,396	$19,234
Capital expenditures	(3,930)	(1,641)	(7,532)	(3,139)
Cash paid for transaction-related costs	1,879	—	4,997	176
Cash paid for litigation and dispute settlement charges	2,282	—	2,282	35
Cash paid for restructuring and other exit costs	3,437	258	3,455	362
Free Cash Flow (6)	$9,121	$2,336	$30,598	$16,668

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income, as reported (GAAP basis)	$17,819	$4,709	$19,853	$14,329
Stock-based compensation	2,398	1,901	4,340	3,563
Amortization of intangible assets	15,336	4,429	30,737	8,841
Transaction-related costs	1,075	1,749	5,230	1,749
Litigation and dispute settlement charges	—	292	—	1,022
Restructuring and other exit costs	2,244	287	4,412	287
Income tax effect of adjustments to net income	(13,409)	(2,091)	(22,523)	(4,542)
Adjusted Net Income (7)	$25,463	$11,276	$42,049	$25,249